Exhibit 99.2

Altria Announces Temporary Suspension of Operations at the Richmond Manufacturing Center

Philip Morris USA believes it has sufficient finished goods inventory for an extended period

Richmond, Va (March 19, 2020) - Altria Group, Inc. (“Altria”) (NYSE:MO) announced today that it is temporarily suspending operations at PM USA’s Manufacturing Center in Richmond, Virginia, out of an abundance of caution after learning last night that a second PM USA employee tested positive for COVID-19. The company expects the Manufacturing Center to suspend operations for the next two weeks, though PM USA will continue to monitor the evolving situation.
PM USA has actively implemented business continuity plans and believes it has sufficient finished goods cigarette inventory for approximately 2 months based on current estimated shipping volume, in addition to current wholesale and retail inventories. Separately, some Middleton domestic operations will also be suspended for two weeks due to COVID-19 related supply chain constraints. Middleton believes it has sufficient finished goods cigar inventory for approximately 3 months based on current estimated shipping volume, in addition to current wholesale and retail inventories.
“We are committed to protecting the safety and well-being of our employees, contractors, their families and the communities where we operate,” said Billy Gifford, Altria’s Vice Chairman and Chief Financial Officer. “We take the threat of COVID-19 seriously and have been actively implementing plans to minimize business disruptions and their potential impact to our employees, consumers and customers.”
During this temporary two-week suspension of plant operations, PM USA and Middleton will pay employees their regular base wages. PM USA and Middleton will evaluate providing additional pay continuation beyond that timeframe as needed.
Altria continues to follow updates from public health authorities and implementing CDC-recommended precautions including travel restrictions, remote working, and social distancing.
Altria’s Profile

Altria’s wholly owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).

Altria Client Services LLC
6601 West Broad Street, Richmond, VA 23230

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

More information about Altria is available at altria.com and on the Altria Investor app, or follow Altria on Twitter, Facebook and LinkedIn.

Forward-Looking and Cautionary Statements

This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2019. These factors include the risks that PM USA and Middleton may not be able to reopen their manufacturing facilities in the expected timeframe and may not have sufficient finished goods inventory to last during an extended suspension.

Contact:

Investor Relations, Altria Client Services
(804) 484-8222

Media Relations, Altria Client Services
(804) 484-8897

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